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                                                                     EXHIBIT 5.2

                                       A&A
                           ABARCA & ASSOCIATES P.S.C.
                                   LAW OFFICES

                                  April 24, 2003

AT&T Wireless Services, Inc.
8645 154th Avenue NE
Redmond, Washington 98052

                   Re: AT&T WIRELESS SERVICES, INC. 1165(e) PLAN

Dear Gentlepersons:

         In accordance with your request, this letter sets forth our opinion with respect to the qualified status under sections 1165(a) and (e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the "PR-Code") of the captioned plan, as amended to the date of this letter (the "Plan").

         The material facts regarding the Plan as we understand them are as follows: TeleCorp Communications, Inc. established the TeleCorp Communications, Inc. 165(e) Plan effective May 1, 1999. The Plan was originally established with TransAmerica and was funded through a Puerto Rico situs trust established with The Bank and Trust Puerto Rico. The Plan, as originally established, was submitted for qualification with the Puerto Rico Treasury Department and received a favorable determination letter dated October 24, 2000.

         Effective July 1, 2001, the Plan was amended and restated through the adoption of the AAR Employee Benefits Consulting Prototype Retirement Plan and continued to be funded through the same Puerto Rico situs trust established with The Bank and Trust Puerto Rico. The AAR Employee Benefits Consulting Corporation Prototype Retirement Plan is a qualified prototype plan that has received a favorable determination letter from the Puerto Rico Treasury Department ("Treasury") on March 4, 1999. The Plan, as amended and restated July 1, 2001, was submitted to Treasury for qualification on April 29, 2002. A favorable determination letter is still pending.

         Effective January 1, 2003, the Plan was again amended and restated through the use of the AAR Employee Benefits Consulting Prototype Retirement Plan to, among other

    Corporate Office Park, 36 Carr. 20 Suite 302, Guaynabo, Puerto Rico 00966 PO Box 13928, San Juan, Puerto Rico 00908-3928 - Phone: (787)277-0008 - Fax:
                                 (787)783-8120

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ABARCA & ASSOCIATES P.S.C.

AT & T Wireless Services, Inc.
Page 2
April 24, 2003

things, amend the Plan's name to the AT&T Wireless Services, Inc. 1165(e) Plan and to reflect the change in plan sponsorship from TeleCorp Communications, Inc. to AT&T Wireless Services, Inc. The Plan, as currently amended and restated, is in the process of being submitted to Treasury for a favorable determination.

         Based on the above, and our review of the provisions of the Plan, it is our opinion that the Plan complies with the provisions of sections 1165(a) and
(e) of the PR-Code and that Treasury will issue a favorable determination letter as to the Plan's qualified status under the PR-Code. In addition, it is our opinion that the Plan, as drafted, complies with the required provisions of Title I of the Employee Retirement Income Security Act of 1974, as amended.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended ("the Act"). In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Cordially,
                                       /s/ Ramon J. Abarca Schwartz
                                       Ramon J. Abarca Schwartz